Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Update to Feraheme® Label

~AMAG to Host Conference Call at 8:00 a.m. Today~

LEXINGTON, MA (November 29, 2010) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG),  today announced that the company has reached agreement with the U.S. Food and Drug Administration (FDA) regarding an update to the product label for Feraheme® (ferumoxytol) Injection for intravenous (IV) use. The updated product label, also called a package insert, includes, among other things:

•                  Bolded warnings and precautions that describe events that have been reported after Feraheme administration in the post-marketing environment, including life-threatening hypersensitivity reactions and clinically significant hypotension,

•                  A new section of the label entitled Adverse Reactions from Post-marketing Spontaneous Reports, and

•                  An increase in the observation period following Feraheme administration from 30 to 60 minutes to observe patients for signs and symptoms of hypersensitivity.

The updated Feraheme label does not include a boxed warning. Along with the label changes, AMAG has committed to propose a registry to better understand the frequency and timing of adverse events following Feraheme administration.

“We are pleased to have reached resolution with the Agency and have this uncertainty behind us,” said Brian J.G. Pereira, M.D., president and chief executive officer of AMAG. “As we roll out the updated Feraheme label to physicians who treat adult chronic kidney disease patients with iron deficiency anemia (IDA), we look forward to devoting our full attention to the commercialization of Feraheme in this patient population and the advancement of the registrational trials for the broader IDA indication.”

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host an audio webcast and conference call today at 8:00 a.m. ET to discuss this press release. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access. A telephone replay will be available from approximately 11:00 a.m. ET on November 29, 2010 through midnight on December 1, 2010. To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access. The passcode for the live call and the replay is 27619200.

The call will be webcast and accessible through the Investors section of the company’s website at www.amagpharma.com. The webcast replay will be available from approximately 11:00 a.m. ET on November 29, 2010 through midnight on December 29, 2010.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. AMAG manufactures and sells Feraheme® (ferumoxytol) Injection for intravenous (IV) use. For additional company or product information, please visit www.amagpharma.com or http://feraheme.com.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

Warnings and precautions

Feraheme may cause life-threatening hypersensitivity reactions including anaphylaxis and/or anaphylactoid reactions.  Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience.  In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Patients should be observed for signs and symptoms of hypersensitivity for at least 60 minutes following each Feraheme injection and the drug should only be administered when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience.  Please monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs.

8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%).

Post-marketing safety experience

Adverse reactions have been identified during post-approval use of Feraheme. Because adverse reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic/anaphylactoid reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection.   Reactions have occurred following the first dose or subsequent doses of Feraheme.

Please visit http://www.feraheme.com for a copy of the full prescribing information.

AMAG Pharmaceuticals Contacts:
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361

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